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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Named Experts", "Selected Historical Financial Data", "Comparative Historical and Pro Forma Per Share Data", "Selected Unaudited Pro Forma Condensed Financial Information" and ObjectShare, Inc.'s "Management's Discussion and Analysis of Financial Condition and Results of Operations" and to the use of our report dated June 14, 1999, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-30260) and related Proxy Statement/Prospectus of StarBase Corporation for the registration of 651,535 shares of its common stock.

                                                 /s/ ERNST & YOUNG LLP

Orange County, California
February 29, 2000